INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Applied Blockchain, Inc. on Form S-8 of our report dated August 29, 2022, with respect to our audits of the consolidated financial statements of Applied Blockchain, Inc. as of May 31, 2022 and 2021 and for the years then ended appearing in the Annual Report on Form 10-K of Applied Blockchain, Inc. for the year ended May 31, 2022 . We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
October 11, 2022